EXHIBIT 16.1

Larry O’Donnell, CPA, PC

January 5, 2011

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: First Quantum Ventures, Inc.
File No. 000-52759

We have read the  statements  that First Quantum Ventures, Inc., included under Item 4 of the Form 8-K report expected to be filed on January 5, 2011 regarding the recent change of auditors.  We agree with such statements made  regarding  our  firm.  We have no basis to agree or  disagree  with  other statements made under Item 4.

Very truly yours,

/s/Larry O’Donnell, CPA, PC
Larry O’Donnell, CPA, PC